
                                                                                                        ____________________________
                                                                                                                OMB APPROVAL
FORM 4                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                          ____________________________
                                           WASHINGTON, D.C. 20549                                       OMB Number:        3235-0287
[ ] CHECK THIS BOX IF NO                                                                                Expires:    January 31, 2005
    LONGER SUBJECT TO           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                            Estimated average burden
    SECTION 16. FORM 4                                                                                  hours per response.......0.5
    OR FORM 5 OBLIGATIONS                                                                               ____________________________
    MAY CONTINUE. SEE
    INSTRUCTION 1(b).

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
____________________________________________________________________________________________________________________________________

1.  Name and Address of        2.  Issuer Name AND Ticker                            6.  Relationship of Reporting Person(s) to
    Reporting Person*              or Trading Symbol                                     Issuer (Check all applicable)

    Keen, Patrick Logan            AsiaInfo Holdings Inc. NASDAQ "ASIA"                X Director                 ____10% Owner
_________________________________________________________________________________    ____                                   (specify
(Last)  (First)  (Middle)      3.  I.R.S. Identification     4.  Statement for       ____Officer (give            ____Other  title
                                   Number of Reporting           Month/Day/Year                  title below)                below)
19/F Dina House, 11 Duddell St.    Person, if an entity
______________________________     (voluntary)                   12/20/02
        (Street)                                             _______________________________________________________________________
                                                             5.  If Amendment,       7.  Individual or Joint/Group Filing
Central, Hong Kong                                               Date of Original        (Check Applicable Line)
___________________________                                      (Month/Day/Year)     X Form filed by One Reporting Person
(City)      (State)   (Zip)                                                          ___
                                                                                     ___Form filed by More than One Reporting Person

____________________________________________________________________________________________________________________________________

                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIARY OWNED
____________________________________________________________________________________________________________________________________

1. Title of       2. Trans-   2A. Deemed        3. Transaction   4. Securities       5. Amount of       6. Ownership  7. Nature of
   Security          action       Execution        Code             Acquired (A)        Securities         Form:         Indirect
   (Instr. 3)        Date         Date, if         (Instr. 8)       or Disposed         Beneficially       Direct(D)     Beneficial
                    (Month/       any (Month/                       of (D)              Owned Following    or            Ownership
                     Day/         Day/Year)                         (Instr. 3, 4        Reported           Indirect
                     Year)                                          and 5)              Transaction(s)     (I)           (Instr. 4)
                                                ____________________________________
                                                                                        (Instr. 3          (Instr. 4)
                                                   Code      V   Amount (A) or Price    and 4)
                                                                        (D)
____________________________________________________________________________________________________________________________________
Common Stock, Par
Value $0.01/Share    12/20/02                        J           495,900 D      N/A     4,303,542              I      Aggregate num-
                                                                                                                      ber of shares
                                                                                                                      held by:
                                                                                                                      ChinaVest
                                                                                                                      IV-A, L.P.
                                                                                                                      ChinaVest
                                                                                                                      IV-B, L.P.
                                                                                                                      ChinaVest IV,
                                                                                                                      L.P.
                                                                                                                      of which enti-
                                                                                                                      ties, I, a
                                                                                                                      director of
                                                                                                                      the issuer,
                                                                                                                      am a
                                                                                                                      principal.
____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

J - Distribution to Limited Partners

____________________________________________________________________________________________________________________________________


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                    SEC 1474 (9-02)


           POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
                             TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER



FORM 4 (CONTINUED)                          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

____________________________________________________________________________________________________________________________________

1. Title of Derivative   2. Conver-    3. Trans-   3A. Deemed     4. Trans-    5. Number of      6. Date Exer-     7. Title and
    Security                sion or       action       Execution     action       Derivative        cisable and       Amount of
    (Instr. 3)              Exercise      Date         Date, if      Code         Securities        Expiration        Underlying
                            Price of      (Month/      any           (Instr.      Acquired (A)      Date              Securities
                            Deri-         Day/         (Month/       8)           or Disposed       (Month/Day/       (Instr. 3
                            vative        Year)        Day/Year)                  of (D)            Year)             and 4)
                            Security                                              (Instr. 3,4                         Common stock
                                                                                  and 5)                              Par value
                                                                                                                      $0.01/share
                                                                  __________________________________________________________________
                                                                  Code    V     (A)        (D)   Date     Expi-    Title  Amount
                                                                                                 Exer-    ration          or
                                                                                                 cisable  Date            Number
                                                                                                                          of
                                                                                                                          Shares
____________________________________________________________________________________________________________________________________
Option                      $9.25/share   N/A          N/A        N/A            N/A       N/A   Note 1   Note 1   Common
                                                                                                                   stock  20,000
____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________




8. Price      9. Number        10. Owner-        11. Nature
   of            of deriv-         ship              of
   Deriv-        ative             Form of           Indirect
   ative         Securities        Deriv-            Benefi-
   Security      Bene-             ative             cial
   (Instr.       ficially          Security:         Owner-
   5)            Owned             Direct            ship
                 Following         (D) or            (Instr.4)
                 Reported          Indirect
                 Transaction(s)    (I)
                 (Instr. 4)        (Instr. 4)
______________________________________________________________
   N/A           20,000            D
______________________________________________________________

______________________________________________________________

______________________________________________________________

______________________________________________________________


EXPLANATION OF RESPONSES:

Report of beneficial ownership only; no transaction.

Note 1: Vests 25% on 1/16/2002, 25% on 1/16/2003 and 8 subsequent installments of 6.25% commencing 4/17/2003 and ending 1/16/2005.


**   Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                            /s/ PATRICK I. KEEN                           12/23/02
                                                                            ________________________________________________________
                                                                            **Signature of Reporting Person                Date


Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently valid OMB Number.                               Page 2
